Exhibit 10.10

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is made as of August 19, 2025 (the “Effective Date”), by and between AlphaTON Capital Corp, a British Virgin Islands business company listed on the Nasdaq Stock Exchange (the "Company"), and Ralph Matthew McKibbin ("Consultant”).

RECITALS

WHEREAS, the Company desires to engage Consultant to provide strategic business development and advisory services for the Company;

WHEREAS, the Company desires on the terms and subject to the conditions set forth in this Agreement to retain the services of Consultant as an independent contractor; and,

WHEREAS, Consultant desires to provide services to the Company as an independent contractor in such capacity.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.               Consultant Engagement and Services

1.1             Engagement; Services. The Company hereby engages Consultant as a strategic business development advisor to provide advisory services as an independent contractor. Consultant shall provide strategic business development advisory services during the Term (defined below) focusing on identifying, developing, and facilitating revenue-producing business opportunities for the Company, which shall include (collectively the “Services”):

1.1.1      Strategic Business Development: Identifying and developing new business opportunities, partnerships, and revenue streams;

1.1.2      Client and Partner Relationship Development: Leveraging professional network to introduce potential clients, partners, and strategic opportunities to the Company;

1.1.3      Market Intelligence: Providing market insights, competitive analysis, and industry expertise;

1.1.4      Strategic Planning Support: Participating in strategic planning discussions and providing recommendations for business growth;

1.1.5      Transaction Support: Assisting in structuring and negotiating business development transactions and partnerships; and

1.1.6      Such other advisory services as may be reasonably requested by the CEO or Board of Directors.

1.2             Independent Contractor Status; Time. Consultant shall serve as an independent contractor and not as an employee. No minimum time commitment is required from Consultant, provided that Consultant shall devote sufficient time necessary to complete the Services and responsibilities hereunder in a professional and timely manner. While Consultant shall generally be available during normal business hours, Consultant shall have discretion to determine his own schedule and manner of performing services. Consultant shall comply in all material respects with all applicable Company policies, procedures, and codes of conduct as they relate to independent contractors.

1.3             Place of Performance. Consultant may perform the Services remotely or at locations mutually agreeable to the Company and Consultant.

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2.                Term. The Term of this Agreement shall commence on the Effective Date and continue for a period of two (2) years, unless earlier terminated in accordance with Section 5 of this Agreement (the "Term"). Notwithstanding any other provision of this Agreement, in the event that the Company does not achieve a successful completion of a transaction in which the Company sells in one or more private transactions equity securities resulting in aggregate proceeds of no less than fifty million dollars ($50,000,000) (the "Transaction") within ten (10) business days of the Effective Date, either party may terminate this Agreement at any time after such ten day period on or before the date upon which the Transaction does take place, and the parties agree that no liabilities or obligations shall be owed to any party hereunder and none of the restrictive covenants shall survive the termination of this Agreement.

3.               Compensation

3.1             Equity Compensation. As consideration for the Services, subject to the terms and conditions of the Company’s Amended and Restated 2021 Equity Incentive Plan (as amended from time to time, the “Plan”) and the execution of a Stock Option Agreement in the form prescribed by the Company, the Company shall grant to Consultant an option to purchase that number of shares of the Company’s ordinary shares equal to 0.25% of the issued and outstanding ordinary shares of the Company after giving effect to the number of issued and outstanding ordinary shares of the Company as of immediately after the closing of the Transaction (the “Options”), at an exercise price per share equal to the last closing price of the Company’s ordinary shares on the Effective Date. The Options shall be subject to all terms and conditions of the Plan and the applicable Stock Option Agreement, and nothing herein shall be construed to modify the Plan except as expressly provided in this Section 3.1.

3.1.1        Vesting Schedule. Subject to Consultant’s continued service to the Company through each applicable vesting date, (i) fifty percent (50%) of the Options shall vest and become exercisable on the date of the closing of the Transaction (the “Closing Date”), and (ii) the remaining fifty percent (50%) of the Options shall vest in twelve (12) equal monthly installments on the last day of each full calendar month following the Closing Date, such that all Options shall be fully vested on the first anniversary of the Closing Date.

3.1.2        Acceleration Events; Forfeiture. Notwithstanding the foregoing, all then-unvested Options shall immediately vest and become exercisable upon the earliest to occur of: (i) a Change of Control (as defined in the Plan) occurring after the Closing Date; (ii) the termination of Consultant’s service by the Company without Cause (defined below); or (iii) Consultant’s resignation for Good Reason (defined below). Upon (i) any voluntary termination of Consultant’s Services to the Company by Consultant other than for Good Reason, or (ii) any termination of Consultant’s Services by the Company for Cause, all unvested Options shall be immediately forfeited without consideration.

3.1.3        Registration Covenant. The Company shall use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-8 covering the resale of the shares of ordinary shares underlying the Options as soon as practicable following the Closing Date and, in any event, within ten (10) days thereafter. Until such Form S-8 registration statement is filed, Consultant shall not exercise any portion of the Options that vested on the Closing Date.

3.2             Sales Commission Structure. Subject to the terms and conditions of this Agreement, Consultant shall be eligible to receive sales commissions on Revenue-Producing Business (as defined in Section 3.3) in accordance with the following declining commission schedule:

3.2.1        Year 1 (First twelve (12) months following the Effective Date): five percent (5%) of Revenue-Producing Business;

3.2.2        Year 2 (Months thirteen (13) through twenty-four (24) following the Effective Date): three percent (3%) of Revenue-Producing Business;

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3.2.3        Year 3 (Months twenty-five (25) through thirty-six (36) following the Effective Date): two percent (2%) of Revenue-Producing Business; and

3.2.4        Year 4 and thereafter: zero percent (0%) of Revenue-Producing Business.

3.2.5        The applicable commission rate shall be determined based on the date on which the underlying revenue is recognized by the Company in accordance with its standard revenue recognition policies, and no commissions shall accrue after the expiration of the applicable commission period.

3.3             Revenue-Producing Business Definition. “Revenue-Producing Business” means only the following, in each case that is directly and demonstrably attributable to Consultant’s efforts and first introduced to the Company by Consultant during the Term:

3.3.1        Sales of the Company’s products or services to new customers;

3.3.2        Licensing agreements, joint ventures, or strategic partnerships entered into by the Company;

3.3.3        Recurring revenue from ongoing customer relationships established through Consultant’s efforts during the Term; and

3.3.4        Revenue from contract renewals or extensions with customers initially introduced by Consultant limited to the first two (2) renewal periods.

3.3.5        Revenue-Producing Business excludes: (i) any transactions with customers, counterparties, or partners known to or already engaged with the Company prior to Consultant’s introduction; (ii) upsells or cross-sells not facilitated by Consultant; and (iii) any revenue generated after Consultant’s termination of service, except as expressly provided in Section 3.3.4.

3.4             Commission Election and Payment. Consultant may elect, on a calendar-quarter basis, to receive commissions in either cash or equity of the Company (valued at fair market value on the last day of the applicable quarter), by providing written notice to the Company at least thirty (30) days before the end of such quarter. If no timely election is made, commissions will be paid in cash. Commissions shall be calculated by the Company quarterly based solely on amounts actually received by the Company (and not subject to refund, clawback, or offset), and paid within sixty (60) days after the end of each calendar quarter. For contracts with terms longer than one (1) year, commissions shall be calculated based on the portion of total contract value recognized by the Company as revenue during the applicable commission period, consistent with the Company’s revenue recognition policies. Upon termination of Consultant’s service for any reason, no further commissions shall accrue, except for (i) amounts already earned and payable under this Section 3.4 for revenue recognized before the effective date of termination, and (ii) with respect to contract renewals or extensions expressly covered under Section 3.3.4, which shall be paid in accordance with the schedule herein.

3.4.1        Finality of Company Determinations. The Company shall determine in its sole discretion whether any transaction qualifies as Revenue-Producing Business and shall calculate the amount of commissions due and send a statement to Consultant of such calculation within thirty (30) days after the end of each calendar quarter. All such determinations shall be conclusive and binding on Consultant unless Consultant delivers a written dispute notice to the Company within thirty (30) days after the date the applicable commission statement is provided.

3.4.2        Audit Rights. Upon timely written request by Consultant, and no more than once in any twelve (12)-month period, the Company shall provide Consultant with reasonable access, during normal business hours, to such records as are reasonably necessary to verify the calculation of commissions, subject to execution of a mutually acceptable confidentiality agreement. Any such review shall be conducted at Consultant’s sole cost and expense, and only by an independent accountant not engaged on a contingency basis.

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3.4.3        Resolution of Disputes. If any timely dispute is not resolved by mutual agreement within thirty (30) days, the matter shall be submitted to binding arbitration in accordance with Section 12 below. Consultant’s sole and exclusive remedy for any underpayment shall be payment of the amount, if any, determined to be owed, without interest, punitive damages, or other consequential damages.

4.                Benefits and Insurance

4.1             Benefits. As an independent contractor, Consultant shall be responsible for its own benefits, insurance, and tax obligations and shall not be entitled to participate in any employee benefit plans maintained by the Company.

4.2             Insurance. The Company shall include Consultant in its Directors and Officers liability insurance policy with minimum coverage of $10,000,000.

5.                Termination

5.1             Termination for Convenience. Either party may terminate this Agreement at any time with sixty (60) days' written notice.

5.2             Termination for Cause.

5.2.1        The Company may terminate this Agreement immediately for Cause. "Cause" shall be limited to the following:

(a)    Consultant’s or Consultant’s agent’s conviction of a felony;

(b)   Consultant’s material breach of this Agreement that remains uncured after a 30-day written notice and cure period; or

(c)    Consultant’s or Consultant’s agent’s willful misconduct or fraud or embezzlement involving Company funds.

5.3             Effect of Termination. Upon termination of this Agreement:

5.3.1        the Company shall, within sixty (60) days following the effective date of such termination, pay to Consultant any commissions that (i) have been earned under Section 3.2 as of the termination date, and (ii) remain unpaid, with respect to Revenue-Producing Business generated prior to the effective date of termination. For clarity, no commissions shall accrue or be payable with respect to any revenue recognized by the Company after the termination date, except as expressly provided in Section 3.3.4 (if applicable);

5.3.2        All then unvested Options shall be governed by the provisions of Section 3.1.2.

5.3.3        any vested Options held by Consultant as of the termination date (including those which had accelerated vesting in accordance with Section 3.1.2) shall remain exercisable until the earlier of (A) ninety (90) days following the termination date (unless extended in accordance with the Plan), or (B) the expiration of the original option term set forth in the applicable grant agreement, after which all such options shall terminate and be of no further force or effect.

5.3.4        Consultant acknowledges and agrees that all obligations under this Agreement that by their nature are intended to survive termination (including without limitation all confidentiality, non-disclosure, non-solicitation, and non-competition obligations set forth herein) shall survive and remain in full force and effect for the periods specified in this Agreement, notwithstanding any termination of the Services.

5.3.5        Except as expressly provided in this Section 5.3 or as otherwise required by applicable law, Consultant shall not be entitled to any further compensation, commissions, equity, or benefits of any kind following the termination date.

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6.                Expenses

6.1             During the Term, Consultant shall be entitled to the following expenses and reimbursements in connection with Consultant’s Services to Company:

6.1.1        Travel Expenses. Coach class airfare for all business-related trips; reasonable hotel accommodations for business travel; Reasonable meal allowance; and reasonable ground transportation expenses.

6.1.2        Entertainment. Annual entertainment budget of twenty-five thousand USD ($25,000).

6.1.3        Professional Development. Professional development or conference expenses up to fifty thousand USD ($50,000) annually.

6.2             Reimbursement. All expenses shall be reimbursed upon submission of reasonable written documentation in accordance with Company's expense reimbursement policies. The Company shall provide direct payment for services where practicable.

6.3             Tax Obligations. As an independent contractor, Consultant shall be solely responsible for all federal, state, and local taxes, including self-employment taxes, social security contributions, and any other tax obligations related to the compensation received under this Agreement. Company will report Consultant’s compensation on Form 1099-NEC or other appropriate tax forms. Consultant agrees to indemnify and hold Company harmless from any tax liabilities, penalties, or interest related to Consultant’s tax obligations.

7.                Confidential Information

Consultant understands and acknowledges that during the Term, Consultant may have access to and learn about Confidential Information, as defined below.

7.1             Confidential Information Defined

a)      For purposes of this Agreement, “Confidential Information” includes, but is not limited to, non-public, proprietary and confidential information disclosed to the Consultant, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, executive lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulas, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of Company or its businesses.

b)     Consultant understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

c)      Consultant understands and agrees that Confidential Information includes information developed by Consultant in the course of Consultant’s Services for Company as if Company furnished the same Confidential Information to Consultant in the first instance.

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d)     Confidential Information shall not include any information that: (i) is in the public domain at the time of disclosure; (ii) becomes publicly known after disclosure through no wrongful act on the part of Consultant; (iii) Consultant can show by documentary evidence was lawfully known to Consultant prior to the date of its disclosure to Consultant by Company; or (iv) becomes known to Consultant, free of any obligation of confidentiality, from a source that does not owe a duty of confidentiality to Consultant with respect to such Confidential Information.

7.2             Company Creation and Use of Confidential Information. Consultant acknowledges that Company may have property which falls within the definition of a “trade secret” under Delaware law. Consultant acknowledges that the Delaware Uniform Trade Secrets Act, 6 Del. C. §§ 2001 et seq., prohibits misappropriation by any person (and whether or not an executive of Company) of Company’s trade secrets, and provides Company with certain remedies in the event of any such misappropriation.

7.3             Disclosure and Use Restrictions. Consultant agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of Company and, in any event, not to anyone outside of the direct employ of Company except as required in the performance of Consultant authorized services to Company (and then, such disclosure shall be made only within the limits and to the extent of such duties); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of Company, except as required in the performance of Consultant’s authorized services to Company (and then, such disclosure shall be made only within the limits and to the extent of such duties). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Consultant shall, if legally permissible, promptly provide written notice of any such order to the Company.

7.4             Obligation Predates Agreement. Consultant understands and acknowledges that Consultant’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Consultant first having access to such Confidential Information (whether before or after Consultant begins services by Company) and shall continue during and after the Term for a period of five (5) years, regardless of the reason for such termination or expiration.

8.                Restrictive Covenants

8.1             Non-solicitation. During the Term and for a twenty four month (24) period thereafter, Consultant will not (i) disrupt, damage, impair or interfere with the business of Company by soliciting or encouraging or assisting others to solicit any of Company’s employees or consultants to become employed by or retained as a consultant for a competing business or otherwise induce or attempt to induce Company’s employees to leave their employment and (ii) solicit or attempt to divert any Company customer or prospective customer with whom Consultant had contact during the Term to end their relationship, negotiations or discussions with the Company. Any general solicitation to the public that is not directed at the Company shall not constitute a breach of this Section 8.1.

8.2             Non-disparagement. Neither Consultant nor Consultant’s agents shall, except in connection with a legal proceeding or order (including a proceeding relating to this Agreement), from and after the date hereof, regardless of the expiration or termination of this Agreement, make any: (i) statement to any person or entity which has a business relationship with Company; or (ii) public statement, in each instance, that criticizes, ridicules, disparages, disagrees with, interferes with a business relationship of, or is otherwise derogatory of, Company, or any of its affiliates, including but not limited to, agents, executives, or independent contractors, or any of Company’s products, services, or procedures.

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8.3             Non-Competition. During the Term and for a twenty four month (24) period thereafter, Consultant shall not engage, directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise, with any business that competes directly with the Company in the TON and/or Telegram Ecosystem in which the Company operates other than for ordinary investment activities.

9.                Proprietary Rights

9.1             Work Product. Consultant acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Consultant for the Company individually or jointly with others during the Term and relating to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

9.2             Work Made for Hire; Assignment. Consultant acknowledges that, by reason of being contracted by Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by Company. To the extent that the foregoing does not apply, Consultant hereby irrevocably assigns to Company, for no additional consideration, Consultant’s entire right, title and interest in and to all Work Product, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Company would have had in the absence of this Agreement.

9.3             Further Assurances; Power of Attorney. During and after the Term, Consultant agrees to reasonably cooperate with Company to (a) apply for, obtain, perfect and transfer to Company the Work Product as well as an Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be reasonably requested by Company. Consultant hereby irrevocably grants Company power of attorney to execute and deliver any such documents on Consultant’s behalf in Consultant’s name and to do all other lawfully permitted acts to transfer the Work Product to Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Consultant does not promptly cooperate with Company’s request (without limiting the rights Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Consultant’s subsequent incapacity.

9.4             No License. Consultant understands that this Agreement does not, and shall not be construed to, grant Consultant any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available by the Company.

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  10.             Indemnification

10.1          The Company shall indemnify Consultant to the fullest extent permitted by law against any and all expenses, liabilities, and losses (including attorneys' fees, judgments, fines, penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by Consultant in connection with any proceeding arising by reason of Consultant’s engagement with the Company, provided that Consultant acted honestly and in good faith and in what Consultant believed to be in or not opposed to the best interests of the Company, and, in the case of criminal proceedings, Consultant had reasonable cause to believe that their conduct was not unlawful. The Company agrees to maintain Directors and Officers liability insurance with minimum limits of $10,000,000 to cover such indemnification obligations.

11.             Governing Law

This Agreement shall in all respects be governed by the laws of the State of Delaware applicable to agreements executed and wholly performed within such state, without regard to any conflict of laws principles thereof.

12.             Agreement to Arbitrate

Except as otherwise expressly provided herein, and to the fullest extent permitted by applicable law, the Company and Consultant consent to the resolution by binding arbitration of all claims or controversies for which a court otherwise would be authorized by law to grant relief, in any way arising out of, relating to or associated with Consultant’s engagement with the Company or the termination of such engagement (“Arbitration Claims”), that the Company may have against Consultant or that Consultant may have against the Company or against its officers, directors, executives or agents in their capacity as such or otherwise. Such arbitration shall be administered by JAMS or the American Arbitration Association (AAA) in New York City. For disputes involving claims of less than $1,000,000, the arbitration shall be conducted by a single arbitrator. For disputes involving claims of $1,000,000 or more, the arbitration shall be conducted by a panel of three arbitrators. Notwithstanding the foregoing, either party may seek preliminary and permanent injunctive relief in court, without the posting of bond, for any claims relating to the breach or threatened breach of the restrictive covenants set forth in this Agreement.

13.             Securities Law Compliance

13.1          Insider Trading. Consultant acknowledges that, during the course of providing services to the Company, Consultant may be exposed to material, non-public information concerning the Company, its affiliates, or their respective securities. Consultant agrees to comply, at all times, with all applicable federal, state, and foreign securities laws, rules, and regulations, as well as all Company policies regarding insider trading, tipping, and related matters, whether now in effect or hereafter adopted.

13.2          [RESERVED]

13.3          Section 16 Compliance. In the event Consultant becomes subject to Section 16 of the Securities Exchange Act of 1934, as amended, Consultant shall timely comply with all reporting, filing, and other obligations thereunder, including the short-swing profit provisions, and shall cooperate fully with the Company to ensure such compliance.

14.             Notices

All notices, approvals, requests or demands (“Notices”) which any party is required or may desire to give to the other hereunder shall be in writing, unless otherwise specified, and shall deemed to have been received (i) immediately upon delivery to the address set forth below; (ii) three (3) days from the date by mailed, registered or certified, postage prepaid to the address set forth below; or (iii) upon confirmation of transmittal by any electronic means whether now known or hereafter developed, including but not limited to email to the email address specified below:

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If to Company:

Clarence Thomas Building

P.O. Box 4649, Road Town

Tortola, British Virgin Islands, VG1110

c/o Portage Development Services Inc.

Andrea Park, 302 219-556

Attn.: Brittany Kaiser

Email: Brittany@portagebiotech.com

With copy to, which copy shall not constitute notice:	Zuber Lawler LLP 2029 Century Park E, Suite 400, Los Angeles, CA 90067, USA Attn.: Josh Lawler Email: jlawler@zuberlawler.com
If to Consultant:	Ralph Matthew McKibbin Address: [omitted] Email: [omitted]

A party may change its designated notice information by providing written notice of such change to the other party.

15.             Assignability

The Company may assign its interest in this Agreement to any subsidiary or affiliate of the Company or in connection with a sale of the Company and the provisions of this Agreement shall inure to the benefit of the successors and assigns of the Company. Consultant may not assign or transfer this Agreement. Subject to the above, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

16.             Good Faith and Fair Dealing

The parties hereto shall perform, fulfill and discharge their duties and obligations hereunder in a reasonable manner in good faith and agree to deal fairly with each other in accordance with their duties of good faith and fair dealing as set forth in the laws of the state of Delaware, consistent with the governing law provision above.

17.             Severability

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law. If in spite of the foregoing, any provision of this Agreement shall be judged invalid, illegal, or unenforceable in any applicable jurisdiction, such provision shall be restricted or deleted in such jurisdiction only to the extent necessary to make such provision valid, legal, and enforceable in such jurisdiction, and the validity, legality, and enforceability of such provision in any other jurisdiction, or of any of the other provisions of this Agreement in all jurisdictions, shall not in any way be affected or impaired thereby.

18.             Advice of Counsel

The parties represent and warrant to each other that, prior to the execution of this Agreement, they sought the advice of independent legal counsel of their own selection regarding the substance of this Agreement or have had the opportunity to consult with independent legal counsel and have knowingly chosen not to do so.

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19.             Entire Agreement

This Agreement (together with the Exhibits hereto) contains the full and complete understanding and agreement between the parties with respect to the subject matter and supersedes all other agreements between the parties whether written or oral relating thereto and may not be modified or amended except by a written instrument executed by both of the parties hereto. A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

20.             Amendments and Waiver

No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing executed by Consultant and the Company. No waiver of any term, provision or condition of this Agreement shall be deemed to be, or shall constitute, a waiver of any other term, provision or condition herein, whether or not similar. No such waiver shall be binding unless in writing and signed by the waiving party.

21.             Section Headings

The headings of paragraphs, sections and other subdivisions of this Agreement are for convenient reference only. They shall not be used in any way to govern, limit, modify, construe this Agreement or any part or provision thereof or otherwise be given any legal effect.

22.             Counterparts/Signature Delivery

This Agreement and any Exhibits hereto may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute a single agreement. A signature delivered via facsimile, email, or attachment to email shall be equally as effective as an original signature delivered in-person, via mail, or via any other means.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date.

INDIVIDUAL	ALPHATON CAPITAL CORP
By: /s/ Ralph Matthew McKibbbin Name: Ralph Matthew McKibbin	By: /s/ Brittany Kaiser Name: Brittany Kaiser Title: Chief Executive Officer

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